Business Plan

The SCORE Group has developed a Business Plan to recapitalize and revitalize the Corporation. The main objective of the Corporation will continue to be a balanced energy company comprised of interests in oil and gas exploration and production and electrical power generation. While the current AIGI management has not demonstrated the ability to secure a legitimate financial foundation for the Corporation, the SCORE Group has secured several commitments for its recapitalization.

Financing

The Corporation currently has negative cash flow and no real prospects for near term income. The SCORE Group has determined that a short-term debt instrument would best provide the necessary capital for investment in those elements of the Business Plan that can provide near term income. Preliminary discussions have been held with several energy financing groups regarding use of the Corporation's interest in the Teawaya Energy Center as collateral for a short-term loan of up to $5,000,000. Contingent on a complete "Change of Management", these groups have indicated their willingness to negotiate a firm commitment.

Due to the uncertainties of the negotiation process, the material terms of such financing arrangements ultimately might not be acceptable to the Board of Directors, and therefore, there is risk that this financing may not be obtained.

Producing Property Acquisition - Gulf of Mexico - Offshore South
Louisiana

Negotiations have been conducted between the SCORE Group and a privately held company in Houston, Texas that operates a gas-producing platform in the Gulf of Mexico. Contingent again upon a complete "Change of Management", preliminary discussions have focused on strategies utilizing this property to revitalize the Corporation. Initial discussions have centered on the concept of AIGI earning an equity interest in the property by providing capital for drilling. It is anticipated that a portion of the debt financing discussed above would be utilized to drill and complete new wells and immediately begin producing those reserves classified as Proved Developed Producing, ("PDP") and Proved Undeveloped ("PUD") as defined by independent engineering reports. Pending the "Change of Management" and once financing is secured, this project can be underway immediately and drilling would commence within three months of closing.

Due to the uncertainties of the negotiation process, the final terms of this project ultimately might not be acceptable to the Board of Directors, and therefore, there is risk that this project may not be obtained.

Teawaya Energy Center - Torres Martinez Reservation - California

The Calpine Corporation ("Calpine"), developer of the Teawaya Energy Center under a site development agreement with AIGI has announced that the essential elements of the project are now approved and permitted, however Calpine has placed on hold the construction of thirty four projects in advanced stages of development, including the Teawaya project.

Development of these projects will continue until they are ready for construction, at which point they will be placed on "hot standby" status pending further review. Calpine has stated publicly that construction of these projects will proceed when there is an established market need for additional electricity generating resources at prices that will allow Calpine to meet its established investment criteria, including return on equity capital.

Calpine continues to believe that the long-term need for new power plants will be significant, particularly as the national economy recovers and older, less efficient generating assets need to be replaced. As market conditions improve, Calpine intends to proceed with construction of its advanced development projects if economically feasible.

The site development agreement between Calpine and AIGI requires no capital contribution on behalf of AIGI towards the construction of the project. At such time as Calpine determines that the Teawaya Energy Center will be built, the Corporation will receive a cash bonus of $1,000,000, payable in two installments: $500,000 at the financial closing of the project, and $500,000 upon the commercial operation date. Once the plant is producing electricity, the Corporation will receive revenues based on a sliding scale royalty interest that ranges between 3.0% and 4.0% of the earnings before interest, taxes, depreciation and amortization for a period of twenty years. The Teawaya project is currently designed to produce 600 megawatts daily. The value of the royalty interest is difficult to calculate due to the uncertainty of predicting the actual sales price of electricity at an unknown point in time in the future. In addition to receiving revenue from the royalty interest, the Corporation has an option to negotiate a long term Power Purchase Agreement ("PPA") with Calpine that affords AIGI the opportunity to purchase for resale, up to 20% of the project's electrical output at a discount to the prevailing market price. The SCORE Nominees once elected intend to hire management with demonstrated capabilities in power development to negotiate and finalize the PPA with Calpine.

While the value of this option can be deemed to be "substantial", exact figures are difficult to estimate due to the uncertainty of the final terms of the Power Purchase Agreement that will be agreed upon with Calpine, and the uncertainty of what the sales price for electricity will be in the future.

Block 20 - Exploration Project - Republic of Yemen

In April 2000, Adair Yemen, Occidental, Saba and YICOM signed a Production Sharing Agreement ("PSA") with the Ministry of Oil in Yemen for exploration rights in Yemen Block 20. Adair Yemen was named the project Operator by the partners for the project's first exploration phase. In September 2000, the PSA was ratified by Yemen's Parliament and was signed into law by the President of Yemen. At that time, Adair Yemen opened an office in the capital city of Sana'a, Yemen, and under Mr. Boyce's leadership began to conduct an aggressive exploration program which included the reprocessing of 1,500 kilometers of existing 2D seismic data and the acquisition of 550 square kilometers of new 3D seismic data.

Owing to the fact that a Letter of Credit, required by project agreements was not posted in a timely fashion by the Corporation while under the sole financial management of John W. Adair and Jalal Alghani, the current Directors and Officers of the Corporation, Adair Yemen suffered financial default on their previously agreed commitments to the project. As a result, in April 2001, Adair Yemen was replaced as the project Operator, sacrificing the Corporation's only cash flow. Further, as a result of the financial default, the Corporation currently stands to lose its entire 30% participating interest in the project. This participating interest is now the subject of a lawsuit filed by project partners Occidental and Saba which is seeking reassignment of Adair Yemen's interest in the project to the other two parties as a result of the Corporation's financial default under terms of the partnership's operating agreement, the Joint Management Agreement ("JMA"). As is required by the JMA, this lawsuit was filed with the International Chamber of Commerce in Paris, France for settlement by arbitration. In a subsequent legal action, the AIGI current management filed a counter suit alleging that Occidental and certain former Adair Exploration employees including Mr. Richard G. Boyce, acted in a "conspiracy" to cause the Corporation to lose their participating interest in Yemen Block 20.

While all matters involving the Yemen Block 20 are currently under litigation, and for that reason direct communication between all parties involved is limited due to legal liability, the SCORE Group believes that reasonable parties participating in any business venture would prefer to conduct business rather than tie up their assets and time with lengthy lawsuits. Consequently, the SCORE Group believes that once AIGI undergoes a complete "Change of Management" and secures a stronger financial foundation, the Yemen Block 20 interest can be retained for the benefit of the Corporation's shareholders, by approaching the Yemen Block 20 partners to consider a negotiated resolution in the best interest of all involved, wherein all parties agree to drop pending litigation and move on with exploration drilling.

Due to the uncertainties of the negotiation process, there is no certainty that these negotiations will be successful or that the Corporation can retain this interest.

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The SCORE Group Business plan includes certain forward-looking statements. The forward-looking statements reflect the SCORE Group's expectations, objectives and goals with respect to future events and financial performance. They are based on assumptions and estimates, which they believe are reasonable. However, actual results could differ materially from anticipated results. Important factors that may impact actual results include, but are not limited to commodity prices, political developments, legal decisions, market and economic conditions, industry competition, the weather, changes in financial markets and changing legislation and regulations. The forward-looking statements contained in this report are intended to qualify for the safe harbor provisions of
Section 21E of the Securities and Exchange Act of 1934, as amended.
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